EXHIBIT (g)(2)

EATON VANCE TAX-MANAGED BUY-WRITE OPPORTUNITIES FUND

AMENDMENT NO. 1 TO

INVESTMENT ADVISORY AGREEMENT

This AMENDMENT NO. 1 to the Investment Advisory Agreement (“Amendment”) made as of April 14, 2023, between Eaton Vance Tax-Managed Buy-Write Opportunities Fund, a Massachusetts business trust (the “Trust”), and Eaton Vance Management, a Massachusetts business trust (the “Adviser”).

WHEREAS, the Trust entered into an Investment Advisory Agreement dated March 1, 2021 with the Adviser (the “Advisory Agreement”), which provides that the Adviser shall be entitled to receive compensation at a certain rate; and

WHEREAS, the Adviser has offered to modify such advisory fee rate to introduce breakpoints at certain asset levels, and the Trust has accepted such fee schedule modification on behalf of the Fund, such fee schedule modification being effective as of April 14, 2023; and

WHEREAS, the Adviser and the Trust wish to memorialize said fee schedule modification in writing;

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, receipt of which is hereby acknowledged, the Trust and the Adviser hereby jointly and severally agree as follows:

1.	Appendix A of the Advisory Agreement is replaced in its entirety with the Appendix A attached hereto.

2.	Except as specifically set forth herein, all of the other terms of the Advisory Agreement shall remain in full force and effective.

3.

This Amendment may be executed by the parties hereto in any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Amendment may be executed in written form or using electronic or digital technology, whether it is a computer-generated signature, an electronic copy of the party’s true ink signature, DocuSign, facsimile or otherwise. Delivery of an executed counterpart of the Amendment by facsimile, e-mail transmission via portable document format (.pdf), DocuSign, or other electronic means will be equally as effective and binding as delivery of a manually executed counterpart.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

EATON VANCE TAX-MANAGED BUY-WRITE OPPORTUNITIES FUND

By:	/s/ R. Kelly Williams, Jr.
R. Kelly Williams, Jr. President and not individually

EATON VANCE MANAGEMENT

By:	/s/ James F. Kirchner
James F. Kirchner
Treasurer and not individually

APPENDIX A

As amended April 14, 2023

For the services, payments and facilities furnished by the Adviser under this Agreement, the Adviser is entitled to receive from the Trust compensation as set forth below:

Average Daily Gross Assets for the Month	Annual Fee Rate
Up to and including $1.5 billion	1.000%
Over $1.5 billion up to and including $3 billion	0.980%
Over $3 billion up to and including $5 billion	0.960%
Over $5 billion	0.940%

Compensation is based on average daily gross assets of the Trust. For purposes of this calculation, “gross assets” of the Trust shall mean total assets of the Trust, including any form of investment leverage, minus all accrued expenses incurred in the normal course of operations, but not excluding any liabilities or obligations attributable to investment leverage obtained through (i) indebtedness of any type (including, without limitation, borrowing through a credit facility or the issuance of debt securities), (ii) the issuance of preferred stock or other similar preference securities, (iii) the reinvestment of collateral received for securities loaned in accordance with the Trust’s investment objectives and policies, and/or (iv) any other means.

In case of initiation or termination of the Agreement during any month with respect to the Trust, the fee for that month shall be reduced proportionately on the basis of the number of calendar days during which the Agreement is in effect.

Such compensation shall be paid monthly in arrears. The Adviser may, from time to time, waive all or a part of the above compensation.